Exhibit 10.5

2016 ANNUAL BONUS TARGET INCENTIVE PROGRAM

Corporate Employees – US and UK

Leadership Contributor Level

Overview

Cardlytics’ Annual Bonus Target Incentive (BTI) Program is designed for you to share in the success you help create for our customers, our team and our company. The plan provides cash rewards when both financial results and your individual performance and goals attainment are strong.

This document provides an overview of the key features of Cardlytics’ Annual BTI Program.

Our comprehensive rewards package:

Base salary provides a competitive, fair reward recognizing the market value of your skills, experience and performance.

Annual BTI rewards you for achieving your annual key performance objectives (goals) that you set with your manager as part of our annual performance review process. This component also rewards you for your contribution to Cardlytics’ annual financial success.

In addition to these cash compensation programs, Cardlytics’ offers you a set of core competitive, voluntary benefits through TriNet, as well as long term incentives in the form of equity.

How the plan works

The Cardlytics’ BTI Program rewards you for helping the company meet its annual strategic business imperatives. When you participate in the plan, you will have an annual bonus target, expressed as a percentage of your annualized base salary. The amount of BTI you actually receive will depend on your own attainment of annual performance goals and Cardlytics’ financial performance during the 2016 fiscal year.

January 1, 2016

The annual BTI is a percentage of your base salary tied to your job level. Your direct manager will communicate your percentage eligibility target, given your job level in the company. The minimum performance rating score for BTI eligibility for 2016 is “Growing.”

Measurement

There are two components of measurement within the BTI plan design: (1) company financial performance and (2) your personal performance.

For leadership level contributors, the breakdown is:

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**	Example: If we have quarterly over-attainment and achieve 110% financials, your quarterly pay-out would be 110% of your quarterly variable opportunity.

January 1, 2016

Bonus Target Incentive (BTI) Plan Rule Details

•	Regular full/part-time employees located in the US and UK hired on or before August 1 of the plan year are eligible to participate, pro-rated based on date of hire. Expatriates working in other regions are also eligible to participate.

•	Participants are not eligible to participate in multiple incentive plans simultaneously. Therefore, participants in specialized incentive plans (sales, commissioned roles, etc.) are not eligible to participate in this plan.

•	Participants must be active employees of Cardlytics when the plan is paid.

•	Participants who voluntarily resign or are terminated prior to incentive payment date are not eligible for an incentive payment.

•	Participants hired during the plan year (on or before August 1) or who become eligible to participate in another specialized incentive plan, or who change roles or scheduled hours during the plan year will receive a pro-rated incentive based on the effective date of the hire or the change. If the date of the change is on or before the 15th of the month, incentive eligibility will be calculated from the 1st of the month. If the change occurs after the 15th of the month, eligibility becomes effective the 1st day of the following month.

•	Participants under a documented Performance Improvement Plan during the plan year may not be eligible for an incentive. If and when the PIP is complete and the performance issue is corrected, management may at its discretion determine whether the participant will be eligible for any portion of the incentive award.

Bonus Target Incentive (BTI) Administration

•	Cardlytics maintains the right to adjust plan measures during the plan year in the event of significant changes in the company’s business plan.

•	Performance levels and/or measures may be revised and communicated during the plan year to reflect significant changes in the company’s strategy or other changes in business conditions.

•	The earned incentives are calculated using an exempt participant’s annual pay rate at the end of the plan year as of December 31 or a non-exempt (hourly) participant’s eligible earnings, whichever is applicable.

•	Eligible earnings for non-exempt participants is defined as all base and overtime earning paid during the plan year.

•	Talent and Finance coordinate incentive award calculations and payments and their decisions and interpretations of the plan are final in all respects.

•	Quarterly payments will be made no later than 45 days after quarter end. Annual payments will be made no later than March 15 following the end of the plan year.

•	All incentive awards are gross amounts and subject to applicable federal, state and local tax withholdings at the time of payment.

•	Cardlytics reserves the right to change, modify, alter or terminate this plan at any time in its sole discretion. Any such changes will not apply to incentives previously earned and calculated, but not paid.

•	This plan does not create an employment contract or any other type of binding contract between Cardlytics and any plan participant.

January 1, 2016